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Exhibit 10.1(r)

NORTHWESTERN CAPITAL PARTNERS LLC

LIMITED LIABILITY COMPANY AGREEMENT

        This LIMITED LIABILITY COMPANY AGREEMENT of NorthWestern Capital Partners LLC (the "Company"), is entered into and made effective as of September 30, 1999 by and among NorthWestern Growth Corporation, a Delaware corporation, as Managing Member ("NGC" or the "Managing Member"), those Members of the Company set forth on Schedule 2 hereto, and such other parties which may be admitted to the Company as Members after the date hereof in accordance with the terms hereof.

W I T N E S S E T H:

        WHEREAS, the Company was formed under the LLC Act (as defined below) pursuant to a Certificate of Formation filed with the Secretary of State of the State of Delaware on September 20, 1999; and

        WHEREAS, NGC's business now includes the making of strategic investments intended to generate capital appreciation; and

        WHEREAS, NGC intends to continue to make such strategic investments in accordance with past practice and, subject to legal or regulatory limitations, intends to own such investments through NorthWestern Capital Corporation, a Delaware corporation and wholly owned subsidiary of NGC ("NorthWestern Capital"); and

        WHEREAS, concurrently with the execution of this Agreement, the Managing Member is acquiring an Interest (as defined below) in the Company and, as consideration for such Interest, is contributing to the Company, shares of NorthWestern Capital as set forth in Schedule 1; and

        WHEREAS, the Members desire to enter into this Agreement to more specifically provide for their respective rights and obligations.

        NOW, THEREFORE, in consideration of the mutual promises and agreements herein made and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

        SECTION 1.1    Definitions.    Unless the context otherwise requires, the following terms shall have the following meanings for purposes of this Agreement:

        "Acquisition Return Component" means that portion of a Member's Targeted Capital Account which is attributable to such Member as determined pursuant to Section 3.2(c) and Exhibit A.

        "Adjusted Capital Account" shall mean, with respect to each Member, an amount equal to the balance in such Member's Capital Account, increased by such Member's share of minimum gain and partner nonrecourse debt minimum gain.

        "Adjusted Value" shall mean: (i) for any asset purchased by the Company or contributed to the Company during a particular Calculation Period, the cost of such purchased asset or the fair market value, at the time of its contribution, of such contributed asset; and (ii) for any other asset, the Fair Market Value as determined by the Managing Member in its reasonable discretion, as of the last day of the immediately preceding Calculation Period, of such asset.

        "Affiliate" with respect to any person means any other person who controls, is controlled by or is under common control with such person.

        "Agreement" means this Limited Liability Company Agreement of the Company, as it may be amended, supplemented, modified or restated from time to time.

        "Annual Appreciation Component" means that portion of a Member's Targeted Capital Account which is attributable to such Member as determined pursuant to Section 3.2(c) and Exhibit B to this Agreement.

        "Approval of the Non-Managing Members" means, with respect to any matter set forth herein, the affirmative vote or consent of Non-Managing Members holding a majority of Voting Interests then held by Non-Managing Members.

        "Asset One Stock," "Asset Two Stock" and "Asset Three Stock" have the respective meanings set forth in Schedule 1.

        "Calculation Period" means a period beginning upon the later to occur of (x) the date of the Company's formation and (y) the date immediately following the date upon which any prior Calculation Period ends, and ending upon (i) the last day of each fiscal period of the Company, (ii) the date upon which a Member is admitted to the Company with respect to an Interest, (iii) quarterly with respect to the Acquisition Return Component, (iv) the date upon which any material assets of the Company, including any shares of Stock, are sold, converted, exchanged, transferred or otherwise disposed of (including as a result of a distribution to one or more Members (whether or not such distribution is in connection with a liquidation or winding up of the Company)), (v) the date upon which any material assets are contributed to the Company by any new or existing Member, (vi) in connection with any of Transfer of any Interest in the Company (other than certain transfers to family members), and (vii) such other dates as the Managing Member, in its reasonable discretion determines that a Calculation Period should end in order to give effect to the economic intent of the parties.

        "Capital Account" has the meaning set forth in Section 5.2.

        "Capital Contribution" means, with respect to any Member, the amount of cash or other property contributed to the Company by such Member, as set forth on Schedule 2.

        "Class" means each of the Asset One Stock, the Asset Two Stock, the Asset Three Stock and any other stock contributed to the Company.

        "Code" means the Internal Revenue Code of 1986, as amended, or any successor statute. Any reference herein to a particular provision of the Code shall mean where appropriate, the corresponding provision in any successor statute.

        "Company" has the meaning set forth in the recitals hereto.

        "Company Asset" or "Company Assets" means all interest, properties, whether real or personal, tangible or intangible and rights of any type owned or held by the Company whether owned or held directly or indirectly by the Company on the date of its formation or thereafter acquired, including, but not limited to, the Stock.

        "Equity Ownership Component" means that portion of a Member's Targeted Capital Account which is attributable to such Member as determined pursuant to Section 3.2(c) and Exhibit C to this Agreement.

        "Fair Market Value" means the fair market value of an asset, an Interest or any sub-component of a Member's Targeted Capital Account as determined in good faith by the Managing Member without any discount for minority interest, lack of liquidity or other factor. In the event of a dispute between the Members with respect to the fair market value of any such asset or Interest, such dispute shall be resolved through arbitration as provided in Article 10.

        "Fiscal Year" means the calendar year or, in the case of the last fiscal year of the Company, the fraction thereof ending on the date on which the winding up of the Company is completed.

        "Income Tax Regulations" means the regulations issued with respect to or pursuant to the Code.

        "Initial Member" means each Person listed on Schedule 2 to this Agreement.

        "Interest" means the entire interest owned by a Member in the Company at any particular time, including the right of such Member to any and all benefits to which such Member may be entitled as provided in this Agreement, together with the obligations of such Member to comply with all the terms and provisions of this Agreement, and includes, without limitation, a Member's Capital Account and Targeted Capital Account.

        "LLC Act" means the Delaware Limited Liability Company Act, 6 Del. C. §§18-101, et seq., as it may be amended from time to time, and any successor to such statute.

        "Managing Member" means NGC or any Member designated as such by the Members pursuant to Section 18-401 of the LLC Act and the provisions of this Agreement, until such time as such Person ceases to be a Managing Member of the Company as provided herein. The Managing Member shall be considered a "Manager" within the meaning of Section 18-101(10) of the LLC Act.

        "Member" means each Person designated as such on Schedule 2 to this Agreement, and any Person admitted to the Company as an additional or substitute Member of the Company in accordance with the provisions of this Agreement, until such time as such person ceases to be a Member of the Company as provided herein.

        "NGC" has the meaning set forth in the recitals of this Agreement.

        "Non-Managing Member" means each Member of the Company other than the Managing Member.

        "NorthWestern" means NorthWestern Corporation, a Delaware corporation.

        "NorthWestern Capital" has the meaning set forth in the recitals.

        "Person" means any general partnership, limited partnership, corporation, limited liability company, joint venture, trust, business trust, governmental agency, cooperative, association, individual or other entity, and the heirs, executors, administrators, legal representatives, successors and assigns of such persons, as the context may require.

        "Securities" means any of the following, whether readily marketable or not: (a) capital stock, foreign securities, shares of beneficial interest, warrants, bonds, notes, debentures, whether subordinated, convertible or otherwise, no-load mutual funds, money market funds, commercial paper, certificates of deposit, bank debt, trade claims, obligations of the United States, any State thereof, any foreign country or political subdivision thereof and instrumentalities of any of them, bankers' acceptances, trust receipts and other obligations, and instruments or evidences of indebtedness commonly referred to as securities of whatever kind or nature of any person, corporation, government or entity whatsoever, (b) rights and options relating thereto, (c) options, futures contracts, options on futures contracts, forward contracts, "spot" transactions and swap arrangements involving stock indexes or other indexes, financial instruments, interest rates, currency and commodities, (d) interests in partnerships or limited liability companies and (e) any interest which pursuant to its terms or any other arrangement is convertible into, or exchangeable for, any asset described in (a)-(d).

        "Stock" has the meaning provided for in Schedule 1 hereto.

        "Targeted Capital Accounts" means an account, separately maintained and calculated for each Member as follows:

          (i)    such account shall initially be established for a Member with a balance equal to such Member's Capital Contribution, if any (and if none, with a balance of zero) at the time such Member is admitted to the Company; provided however, that a Member admitted to the Company with respect to a transferred Interest shall have a Targeted Capital Account equal to the Targeted Capital Account of the transferor of such Interest (equitably adjusted by the Managing Member in the event of a transfer of less than all of a Member's Interest), and the transferor of such Interest shall have no remaining Targeted Capital Account (equitably adjusted, by the Managing Member, in the event of a transfer of less than an entire Interest);

          (ii)  each such account shall thereafter be:

            (a)  increased by the amount of any cash and the fair market value of any assets contributed to the Company by such Member other than as provided in clause (i);

            (b)  decreased by the amount of any cash and the fair market value of any assets distributed in-kind to such Member; and

            (c)  increased by the appreciation in the Fair Market Value of such Member's Interest attributable to such Member's Acquisition Return Component, Annual Appreciation Component and Equity Ownership Component.

        "Tax Matters Partner" has the meaning set forth in Section 6.3.

        "Term" has the meaning set forth in Section 2.5.

        "Transfer" means any assignment, sale, exchange, transfer, pledge, hypothecation, mortgage or other disposition of all or any part of an interest in the Company or of any Securities or other property of the Company.

        "Voting Interest" means, with respect to each Non-Managing Member, such Member's Targeted Capital Account relative to the Targeted Capital Accounts for all Non-Managing Members.

        SECTION 1.2    Terms Generally.    The definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Unless the context requires otherwise, the words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation".

ARTICLE 2

GENERAL PROVISIONS

        SECTION 2.1    Formation; Foreign Jurisdictions.    The Company was formed as a limited liability company pursuant to the LLC Act upon the filing of a Certificate of Formation with the Secretary of State of the State of Delaware. The Managing Member is hereby designated an "authorized person" (within the meaning of the LLC Act) to amend or restate, from time to time, the Certificate of Formation. The Managing Member is further authorized to deliver and file any other certificates and any amendments or restatements thereof, including those necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

        SECTION 2.2    Members.    Schedule 2 to this Agreement contains the name and address of each Member as of the date of this Agreement. Schedule 2 may be revised by the Managing Member from time to time to reflect the admission, removal, withdraw or substitution of a Member in accordance with the terms of this Agreement and other modifications to or changes in the information set forth therein made in accordance with the terms of this Agreement.

        SECTION 2.3    Name.    The Company shall conduct its activities under the name of "NorthWestern Capital Partners LLC." The Company's business may be conducted under any other name or names as the Managing Member may determine; provided, that the name shall always contain the words "Limited Liability Company," the letters "L.L.C." or the designation "LLC." The Members shall be given prompt notice of any such name change.

        SECTION 2.4    Limitation of Liability.

        (a)  Except as provided in the LLC Act, as expressly provided in this Agreement or as such Member shall otherwise expressly agree in writing, no Member of the Company shall be obligated personally for any debt, obligation or liability of the Company or of any other Member by reason of being a Member of the Company.

        (b)  In no event shall any Member or former Member (i) be obligated to make any capital contribution or payment to or on behalf of the Company, except as set out in Section 5.1, or (ii) have any liability to return distributions received by such Member from the Company, in each case except as such Member shall otherwise expressly agree in writing or as may be required by applicable law.

        SECTION 2.5    Term.    The existence of the Company shall continue from the date hereof until wound up and terminated in accordance with Article 7. No Member has the right to redeem his Interest in the Company at any time prior to the liquidation of the Company without the consent of the Managing Member. Furthermore, no Member shall have the right, and each Member hereby agrees not to petition a court for the dissolution, termination or liquidation of the Company, in each case except as expressly provided in this Agreement; and, except with the consent of the Managing Member, no Member at any time shall have the right to petition or to take any action to subject Company assets or any part thereof to the authority of any court or other governmental body in connection with any bankruptcy, insolvency, receivership or similar proceeding.

        SECTION 2.6    Purpose; Powers.

        (a)  The purpose of the Company shall be (i) to hold the Stock and other Securities as determined in the reasonable discretion of the Managing Member (subject, when applicable, to the voting rights of Members as set forth in Section 3.4) and all lawful purposes and (ii) to do all things necessary or incidental thereto.

        (b)  In furtherance of its purposes, the Company shall have all powers necessary, suitable or convenient for the accomplishment of its purposes, alone or with others, including the following:

          (i)    to hold, receive, Transfer, grant options with respect to and otherwise deal in and exercise all rights, powers, privileges and other incidents of ownership or possession with respect to all Securities and other property;

          (ii)  to invest and reinvest cash assets of the Company in money-market or other short-term investments;

          (iii)  to have and maintain one or more offices within or without the State of Delaware and, in connection therewith, to rent or acquire office space, engage personnel and do such other acts and things as may be advisable or necessary in connection with the maintenance of such office or offices;

          (iv)  to open, maintain and close bank accounts and draw checks and other orders for the payment of moneys and to open, maintain and close accounts with brokers, custodians and others;

          (v)  to engage employees (with such titles and delegated responsibilities as may be specified herein or determined by the Managing Member), accountants, auditors, custodians, consultants, attorneys and any and all other agents and assistants, both professional and nonprofessional, including Members and their Affiliates, and to compensate them as may be necessary or advisable;

          (vi)  to form or cause to be formed and to own the stock of one or more corporations, whether foreign or domestic, and to form or cause to be formed and to participate in partnerships and joint ventures, whether foreign or domestic;

          (vii) to enter into, make and perform all contracts, agreements and other undertakings as may be deemed necessary or advisable or incident to carrying out its purposes;

          (viii)to sue, prosecute, settle or compromise all claims against third parties, to compromise, settle or accept judgment of claims against the Company, and to execute all documents and make all representations, admissions and waivers in connection therewith;

          (ix)  to distribute, subject to the terms of this Agreement, at any time and from time to time to Members cash or investments or other property of the Company, or any combination thereof; and

          (x)  to take such other actions necessary or incidental thereto as may be permitted under applicable law.

        SECTION 2.7    Places of Business.    The Company shall maintain a registered office in the State of Delaware at 1013 Center Road, Wilmington, New Castle County, Delaware 19805 or such other office as determined by the Managing Member. The Company shall maintain an office and principal place of business at 125 South Dakota Avenue, Suite 1100, Sioux Falls, SD 57104, or at such other place as may from time to time be determined by the Managing Member. The Company may also conduct business at such other places as the Managing Member may from time to time determine to be required by the operations of the Company. The name and address of the Company's registered agent as of the date of this Agreement is Corporation Service Company, 1013 Center Road, Wilmington, New Castle County, Delaware 19085.

ARTICLE 3

MANAGEMENT AND OPERATION OF THE COMPANY

        SECTION 3.1    Management.

        (a)  Subject to Section 3.4 and to compliance with the other restrictions and provisions contained herein and imposed by law, the overall management and control of the business and affairs of the Company shall be vested solely with, and is hereby expressly delegated to, the Managing Member and the Managing Member shall have the authority to exercise all powers necessary and convenient for the purposes of the Company including, without limitation, those enumerated in Section 2.6, on behalf and in the name of the Company.

        (b)  Except as set forth in Section 3.4, the Members shall have no right to, and shall not, take part in the management or affairs of the Company, nor shall any Member have the power to act for or bind the Company.

        (c)  Except as provided in the LLC Act or this Agreement or as such Member shall otherwise expressly agree in writing, the Managing Member shall not take any action that would subject any Member to personal liability for any debt, obligation or liability of the Company or any other Member by reason of being a Member of the Company.

        SECTION 3.2    Certain Duties and Obligations of the Managing Member.

        (a)  The Managing Member shall take all actions which may be necessary or appropriate on its part (i) for the continuation of the Company as a limited liability company under the laws of the State of Delaware and (ii) for the development, maintenance, preservation and operation of the business of the Company in accordance with the provisions of this Agreement and applicable laws and regulations.

        (b)  The Managing Member shall take all action which is reasonably necessary to form or qualify the Company to conduct the business in which the Company is engaged under the laws of any jurisdiction in which the Company is doing business and to continue in effect such formation or qualification. To the extent reasonably necessary for the conduct of the Company's business or the performance by the Managing Member of its responsibilities hereunder, the Managing Member shall take or cause to be taken all action required to register or qualify the Company under applicable federal, state and foreign securities laws and rules and regulations of applicable self-regulatory organizations, and to maintain such registrations, qualifications and memberships in effect for so long as required.

        (c)  The Managing Member shall, following the end of any Calculation Period, determine the appreciation, if any, in the Fair Market Value of a Member's Interest attributable to the Acquisition Return Component, the Annual Appreciation Component and the Equity Ownership Component of each Member's Targeted Capital Account and adjust each Member's Targeted Capital Account in accordance with the procedures set forth on Exhibit A, Exhibit B or Exhibit C, as the case may be, to this Agreement, such adjustments shall be retroactive to the commencement of such Calculation Period.

        SECTION 3.3    Personnel.    The day-to-day administration of the business of the Company shall be carried out by the Managing Member. Notwithstanding the foregoing, the Managing Member is especially authorized to delegate all or any portion of its authority hereunder to any employee, agent or other person, including any Member of the Company, to the extent: (1) such delegation is pursuant to a written document executed by the Managing Member and (2) subject to the requirement that such employee, agent or other person at all times remains subject to the oversight and control of the Managing Member.

        SECTION 3.4    Duties of Managing Member.    (a) Notwithstanding any contrary provision contained herein, the Managing Member shall take no action with respect to the Company, pursuant to this Agreement or otherwise, which would have, or could reasonably be expected to have, a material adverse effect on the economic value of any Member's Interest unless such adversely affected Member or Members consents to the taking of such action; provided, however,that the Managing Member may, consistent with the provisions hereof, (i) amend this Agreement to remedy obvious error or correct any ministerial procedure; or (ii) make the determinations set forth in section 3.2(c), and any such act shall not be interpreted or construed as having a material adverse effect on the value of such Member's Interest such to require such Member's consent to the taking of such action. The Managing Member in exercising all powers and authority under this Agreement, including without limitation, the management and control of the business and affairs of the Company, the making of all determinations, valuations, calculations, allocations, distributions, consents and other matters of judgment, shall act in good faith in accordance with the essential intent and principles of this Agreement and the economic bargain of the parties as manifested in the terms of this Agreement. If any event occurs as to which, in the good faith judgment of the Managing Member, the provisions of this Agreement are not strictly applicable or if strictly applicable would not fairly protect the rights of the Members in accordance with the essential intent and principles of the Agreement and the economic bargain of the parties as manifested in the terms of this Agreement, then the Managing Member in the good faith, reasonable exercise of its business judgment shall, with the Approval of the Non-Managing Members, make an adjustment in the application of such provision so as to protect such essential intent, principles and economic bargain.

        (b)  The Managing Member shall, within 3 business days of the receipt thereof, notify the Members of (i) any calculation or determination ("Determination") of the value of the Stock (or any component thereof) made by or on behalf of the NGC or NorthWestern Capital Board of Directors or (ii) any matter requiring the vote of the capital stock of NorthWestern Capital ("NCC Vote"). In connection with: (a) any Determination, the Members thereafter shall have 45 days in which to dispute such Determination in accordance with the procedures set forth in Section 10.1 hereof; and (b) any Vote, the Managing Member shall not act without the Approval of the Non-Managing Members.

ARTICLE 4

DISTRIBUTIONS

        SECTION 4.1    Distributions—General Principles and Definitions.

        (a)  Except as otherwise expressly provided in this Article 4 or in Article 7, no Member shall have the right to withdraw capital from the Company or to receive any distribution or return of his Capital Contribution.

        (b)  Distributions pursuant to this Article 4 shall be made in cash, provided, however, that distributions may be made in property other than cash if such distributions are being made by the Company as a result of its receipt of property other than cash as a distribution from NorthWestern Capital with respect to the Stock. Any such distributions in property other than cash shall be distributed to the Members entitled thereto in the same proportions as if such distribution were in cash. Such assets shall be valued at their then fair market value as reasonably determined by the Managing Member.

        (c)  Subject to Section 4.2, available cash and property shall be distributed at such times and in such amounts as determined in the reasonable discretion of the Managing Member. The Managing Member shall determine the amount of any distribution in accordance with the terms set forth herein and, subject to Sections 3.4 and 10.1, such determination shall be final and binding upon the Members and each if their heirs, successors and assigns, and on any person or entity claiming an interest in or through each such Member hereunder.

        SECTION 4.2    Amounts and Priority of Distributions.

        (a)  Prior to dissolution of the Company, the Managing Member shall, to the extent of available cash, after servicing all Company debt and provision of reasonable reserves for expenses and contingencies, distribute in cash, no later than sixty (60) days after the close of each fiscal year, to the Members the excess, if any, of (i) forty percent (40%) of an amount equal to the excess, if any, of the cumulative items of income and gain over the cumulative items of deduction, loss and credit (grossed up to a deduction equivalent at a forty percent (40%) tax rate) as shown on the federal income tax returns of the Company for all periods over (ii) the sum of amounts previously distributed pursuant to Section 4.2(a) and (b). The Managing Member shall adjust the rate of distribution provided in this Section 4.2(a) to reflect any changes made to the ordinary income and capital gains tax rates of the Code which may have the effect of requiring the Members to pay more or less taxes on ordinary income or capital gains generated by Company activities. Distributions pursuant to this Section 4.2(a) shall be made to the Members ratably in the proportions in which the net recognized income and gains (but not income and gains deemed recognized under Section 5.2(b)) for such fiscal periods have been allocated to them for federal income tax purposes pursuant to Section 5.3. For purposes of this Section 4.2(a), in the case of property contributed to the capital of the Company, items of income, gain, deduction and loss shall be computed as if the tax basis of such property were equal to its fair market value at the time of such contribution.

        (b)  Subject to Sections 4.2(a) and 4.3, prior to dissolution of the Company, the Managing Member may, in its reasonable discretion, distribute to the Members additional amounts after making adequate reserves for expenses and contingencies. Distributions pursuant to this Section 4.3(b) shall be made to the Members in proportion to their Targeted Capital Account balances.

        SECTION 4.3    Restricted Payments.    Notwithstanding any provisions to the contrary in this Agreement, the Company shall not make a distribution if such distribution would violate the LLC Act or other applicable law.

        SECTION 4.4    Amounts Withheld.    All amounts withheld pursuant to the Code or any provision of any other tax law with respect to any income or gain realized by the Company or any payment or distribution to the Company or the Members shall be treated as amounts distributed to the Members pursuant to this Section 4.4 for all purposes under this Agreement. The Managing Member is authorized to withhold from distributions, or with respect to allocations, to any Member and to pay over to any government any amounts required to be so withheld pursuant to the Code or any provisions of any other tax law, and shall allocate any such amounts to the Members with respect to which such amounts were withheld.

ARTICLE 5

CAPITAL CONTRIBUTIONS; ALLOCATIONS; EXPENSES

        SECTION 5.1    Capital Contributions.

        (a)  Concurrently with the execution of this Agreement, the Managing Member shall be obligated to contribute the Stock and each other Member shall be obligated to make the Capital Contribution to the Company as set forth opposite each such Member's name on Schedule 3 hereto.

        (b)  Upon authorization by the Managing Member of the issuance of an Interest to any Person, such Person shall make a Capital Contribution to the Company in such amount as reasonably determined by the Managing Member.

        (c)  Except as set forth in Section 5.1(a) and 5.1(b), no Member shall be required or permitted to make a Capital Contribution to the Company without the Approval of the Non-Managing Members.

        SECTION 5.2    Capital Accounts.

        (a)  A single capital account ("Capital Account") shall be maintained for each Member (regardless of the class of interests owned by such Member and regardless of the time or manner in which such interests were acquired) in accordance with the capital accounting rules of section 704(b) of the Code, and the regulations thereunder (including particularly section 1.704-1(b)(2)(iv) of the Income Tax Regulations). In general, under such rules, a Member's Capital Account shall be:

          (i)    increased by (A) the amount of money contributed by the Member to the Company (including the amount of any Company liabilities that are assumed by such Member other than in connection with distribution of Company property); (B) the fair market value of property contributed by the Member to the Company (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to under section 752 of the Code); and (C) allocations to the Member of Company income and gain (or item thereof), including income and gain exempt from tax;

          (ii)  decreased by (A) the amount of money distributed to the Member by the Company (including the amount of such Member's individual liabilities that are assumed by the Company other than in connection with contribution of property to the Company); (B) the fair market value of property distributed to the Member by the Company (net of liabilities secured by such distributed property that such Member is considered to assume or take subject to under section 752 of the Code); (C) allocations to the Member of expenditures of the Company not deductible in computing the Company's taxable income and not properly chargeable to capital; and (D) allocations to the Member of Company loss and deduction (or item thereof).

        (b)  Where section 704(c) of the Code applies to Company property or where Company property is revalued pursuant to paragraph (b)(2)(iv)(f) of section 1.704-1 of the Income Tax Regulations, each Member's Capital Account shall be adjusted in accordance with Sections 1.704-1(1)(b)(2)(iv)(g) and 1.704-3(d)(2) of the Income Tax Regulations as to allocations to the Members of depreciation, depletion, amortization and gain or loss, as computed for book purposes with respect to such property.

        (c)  When Company property is revalued pursuant to paragraph (b)(2)(iv)(f) of section 1.704-1 of the Income Tax Regulations, or where Company property is distributed in kind (whether in connection with a liquidation and dissolution or otherwise), the Capital Accounts of the Members shall first be adjusted to reflect the manner in which the unrealized income, gain, loss and deduction inherent in such property (that has not been reflected in the Capital Account previously) would be allocated among the Members if there were a taxable disposition of such property for the fair market value of such property (taking into account section 7701(g) of the Code) on the date of distribution.

        (d)  The Managing Member shall direct the Company's accountant to make all necessary adjustments in each Member's Capital Account as required by the capital accounting rules of section 704(b) of the Code and the regulations thereunder.

        SECTION 5.3    Allocations of Profits and Losses.    A Member's distributive share of the Company's total income, gain, loss, deduction or credit (or items thereof), which total shall be as shown on the annual federal income tax return prepared by the Company's accountants or as finally determined by the Internal Revenue Service or the courts, and as modified by the capital accounting rules of section 704(b) of the Code and the regulations thereunder as implemented by Section 5.2 hereof, as applicable, shall be determined as follows:

          (a)  General. Except as otherwise provided for in this Section 5.3, all items of income, gain, loss, deduction and credit shall be allocated solely to the Managing Member.

          (b)  Loss Limitation. Notwithstanding anything in this Section 5.3 to the contrary, items of loss and deduction allocated to any Member pursuant to this Section 5.3 with respect to any taxable period shall not exceed the maximum amount of such items that can be so allocated to such Member without causing such Member to have a deficit balance in its Capital Account in excess of the amount of such Member's obligation, if any, to restore such deficit Capital Account, computed and adjusted in accordance with the rules of section 1.704-1(b)(2)(ii)(d) of the Income Tax Regulations (including such Member's share of minimum gain and partner nonrecourse debt minimum gain as provided in sections 1.704-2(g) and 2(i)(5) of the Income Tax Regulations). Any such items of loss or deduction in excess of the limitation set forth in the preceding sentence shall be allocated to those Members who would not be subject to such limitation, proportionately in accordance with their relative positive Adjusted Capital Account balances.

          (c)  Section 704(c) Allocations. Solely for tax purposes, in determining each Member's allocable share of the taxable income or loss of the Company, depreciation, depletion, amortization and gain or loss with respect to any contributed property, or with respect to revalued property where Company property is revalued pursuant to section 1.704-1(b)(2)(iv)(f) of the Income Tax Regulations, shall be allocated to the Members under the traditional method as provided in section 1.704-3(b) of the Income Tax Regulations.

          (d)  Minimum Gain Chargeback. Notwithstanding anything to the contrary in this Section 5.3, if there is a net decrease in Partnership Minimum Gain or Partner Nonrecourse Debt Minimum Gain (as such terms are defined in sections 1.704-2(b) and 1.704-2(i)(2), respectively, of the Income Tax Regulations) during a Company taxable year, then each Member shall be allocated items of Company income and gain for such year (and, if necessary, for subsequent years), to the extent required by, and in the manner provided in, section 1.704-2 of the Income Tax Regulations.

          (e)  Qualified Income Offset. Subject to the provisions of Section 5.3(d), but otherwise notwithstanding anything to the contrary in this Section 5.3, if any Member's Capital Account has a deficit balance in excess of such Member's obligation to restore its Capital Account balance, computed in accordance with the rules of section 1.704-l(b)(2)(ii)(d) of the Income Tax Regulations (including such Member's share of minimum gain and partner nonrecourse debt minimum gain as provided in sections 1.704-2(g) and 1.704-2(i)(5) of the Income Tax Regulations), then sufficient amounts of income and gain (consisting of a pro rata portion of each item of Company income, including gross income, and gain for such year) shall be allocated to such Member in an amount and manner sufficient to eliminate such deficit as quickly as possible.

          (f)    Depreciation Recapture. Solely for tax purposes, gain recognized (or deemed recognized under the provisions hereof) upon the sale or other disposition of Company property, which is treated as depreciation recapture, shall be allocated among the Members as provided in sections 1.704-3(a)(11), 1.1245-1(e) and 1.1250-1(f) of the Income Tax Regulations.

          (g)  Closing of the Books. Except as otherwise required by law, if the Interests of the Members herein change during any taxable period, all items to be allocated to the Members for such entire taxable year shall be allocated based upon a closing of the books methodology as of the date upon which such change occurred.

          (h)  Curative Allocation. Any allocation pursuant to Sections 5.3(b) or 5.3(e) hereof shall be taken into account in computing subsequent allocations pursuant to this Section 5.3 so that the net amount of all such allocations to each Member shall, to the extent possible, be equal to the net amount that would have been allocated to each such Member pursuant to the provisions of this Section 5.3 if the allocations made pursuant to Sections 5.3(b) and 5.3(e) hereof had not occurred. It is anticipated that allocations of items of loss and deduction pursuant to Section 5.3(k) hereof will be offset by allocations pursuant to Section 5.3(d) hereof. To the extent the Managing Member determines that any such amounts allocated pursuant to Section 5.3(k) hereof are unlikely to be offset by a countervailing allocation of pursuant to Section 5.3(d) hereof, then so much of such allocation as the Manager has determined is unlikely to be offset shall also be taken into account in computing subsequent allocations pursuant to this Section 5.3 so that the net amount of all such allocations shall, to the extent possible, equal the net amount that would be allocated to such Members in the absence of such special allocations.

          (i)    Adjustment to Reflect Targeted Capital Account. Subject to the provisions of Sections 5.3(b) through (h), and subject to Section 5.3(k), items of income, gain, deduction and loss shall be allocated among the Members in such a manner as to cause each Member's Adjusted Capital Account balance to equal, as nearly as practicable, such Member's Targeted Capital Account balance.

          (j)    Nonrecourse Deductions. Items of deduction and loss attributable to "partner nonrecourse debt" within the meaning of section 1.704-2(b)(4) of the Income Tax Regulations shall be allocated to the Members bearing the economic risk of loss with respect to such debt in accordance with section 1.704-2(i)(1) of the Income Tax Regulations. Items of deduction and loss attributable to "nonrecourse debt" of the Company within the meaning of section 1.752-2 of the Income Tax Regulations shall be allocated to the Members in proportion to the items of loss and deduction allocable pursuant to Section 5.3(i) hereof.

          (k)  Consent by Members. The methods hereinabove set forth by which income, gains, losses, deductions, credits and distributions are allocated and apportioned are hereby expressly consented to by each Member as a specific condition to becoming a Member. Each Member covenants that he or it will make no claim or representation concerning the income tax effects of the provisions contained in this Agreement that is inconsistent with the provisions of this Agreement.

        SECTION 5.4    Expenses.    Except as otherwise agreed to by the Members, the Managing Member shall bear and be responsible for all expenses incurred in connection with the formation and operation of the Company.

ARTICLE 6

ACCOUNTING MATTERS; TAX MATTERS

        SECTION 6.1    General Accounting Matters.    The Managing Member shall keep or cause to be kept books and records pertaining to the Company's business showing all of its assets and liabilities, receipts and disbursements, profits and losses, Members' Capital Accounts and all transactions entered into by the Company. Such books and records of the Company shall be kept by the Company at its principal office. Any Member shall have the right to inspect or copy the books or records of the Company as necessary to verify compliance with this Agreement insofar as it materially relates to the rights and obligations of such Member. The Company's books of account shall be maintained in United States dollars and kept on the accrual method of accounting and otherwise in accordance with United States generally accepted accounting principles; provided, however, that books and records with respect to the Company's Capital Accounts and allocations of income, gain, loss, deduction or credit (or item thereof) shall be kept under United States federal income tax accounting principles as applied to partnerships. For all purposes of this Agreement, all determinations, valuations and other matters of judgment which are required to be made under this Agreement shall be made in good faith by the Managing Member and in a manner consistent with the economic agreement of the Members and subject to Section 3.4.

        SECTION 6.2    Tax Information.    Each person that was a Member at any time during a Fiscal Year shall be supplied with information to prepare his or its federal, state, local and foreign income tax returns based upon such person's status as a Member, such other information as such person may reasonably request for the purpose of applying for withholding taxes and a statement as to such Member's Capital Account as at the close of such Fiscal Year.

        SECTION 6.3    Certain Tax Matters.    The taxable year of the Company shall be the same as its Fiscal Year. The Managing Member shall prepare or cause to be prepared all federal, state and local, as well as foreign, if any, tax returns of the Company for each year for which such returns are required to be filed and shall file or cause such returns to be timely filed. The Managing Member shall determine the appropriate treatment of each item of income, gain, loss, deduction and credit of the Company and the accounting methods and conventions under the tax laws of the United States, the several states and other relevant jurisdictions as to the treatment of any such item or any other method or procedure related to the preparation of such tax returns. The Managing Member may cause the Company to make or refrain from making any and all elections permitted by such tax laws. The Company and each Member hereby designate the Managing Member as the "tax matters partner" for purposes of Section 6231(a)(7) of the Code (the "Tax Matters Partner"). The Tax Matters Partner shall have all of the rights, duties, powers and obligations provided for in Sections 6221 through 6232 of the Code.

        SECTION 6.4    Partnership Tax Treatment.    The Members intend for the Company to be treated as a partnership for federal income tax purposes, and no election to the contrary shall be made.

ARTICLE 7

DISSOLUTION

        SECTION 7.1    Dissolution.    The Company shall be dissolved and subsequently terminated upon the occurrence of the first of the following events:

          (a)  the written consent of the Managing Member and the Approval of the Non-Managing Members; or

          (b)  the dissolution and winding up of the Managing Member, NorthWestern Capital or NorthWestern.

        SECTION 7.2    Winding-up.    When the Company is dissolved, the business and property of the Company shall be wound up and liquidated by the Managing Member. The Managing Member shall use its best efforts to reduce to cash and cash equivalent items such assets of the Company as the Managing Member shall deem it advisable to sell and to obtain fair value for such assets taking into account any tax and other legal considerations.

        SECTION 7.3    Withdrawal of Members.    No Member shall be entitled to withdraw unless the Managing Member consents to such withdrawal (provided, that such withdrawal shall be permitted in connection with the termination of a Member's employment with NorthWestern, NGC or any of their affiliates).

        SECTION 7.4    Final Distribution.    Not later than the end of the taxable year of dissolution of the Company (i.e., the date upon which the Company ceases to be a going concern as provided in section 1.704-1(b)(2)(ii)(g) of the Income Tax Regulations), or if later within ninety (90) days after the date of such dissolution, the assets of the Company shall be distributed in the following manner and order:

          (i)    to the payment of the expenses of the winding-up, liquidation and dissolution of the Company;

          (ii)  to pay all creditors of the Company, other than Members, either by the payment thereof or the making of reasonable provision therefor;

          (iii)  to establish reserves, in amounts established by the Managing Member or such liquidator, to meet other liabilities of the Company; and

          (iv)  to pay, in accordance with the terms agreed among them and otherwise on a pro rata basis, all creditors of the Company that are Members, either by the payment thereof or the making of reasonable provision therefor.

        The remaining assets of the Company shall be applied and distributed among the Members in accordance with their respective positive Capital Account balances.

        SECTION 7.5    No Obligation to Restore Negative Capital Accounts.    Except as may otherwise be required by law, no Member whose Capital Account balance is a negative or deficit amount (either during the existence of the Company or upon liquidation) shall have any obligation to return any amounts previously distributed to such Member or to contribute cash or other assets to the Company to restore or make up the deficit in such Member's impaired Capital Account.

ARTICLE 8

TRANSFER OF MEMBERS' INTERESTS

        SECTION 8.1    Transfer of Interests.

        (a)  No Member may Transfer his or her Interest without the prior written consent of the Managing Member, which consent may be given or withheld in its sole and absolute discretion. No Interest may be Transferred unless such Transfer will not (and if requested by the Managing Member, the Member proposing to Transfer such Interest obtains for the Company an opinion of counsel, in form and substance satisfactory to the Managing Member in its reasonable discretion, that such Transfer will not):

          (i)    violate any applicable federal or state securities laws or regulations, or subject the Company to registration as an investment company or election as a "business development company" under the Investment Company Act;

          (ii)  require the Managing Member or any of its Members or partners to register as an investment adviser under the Investment Advisers Act of 1940;

          (iii)  violate any other federal, state or local laws;

          (iv)  effect a termination of the Company under section 708 of the Code;

          (v)  cause the Company to be treated as an association taxable as a corporation for federal income tax purposes; or

          (vi)  violate this Agreement.

        (b)  Notwithstanding the foregoing, the following shall be permitted:

          (i)    a Transfer of a Member's Interest by operation of law to such Member's estate upon his or her death, or

          (ii)  a Member who is a natural person may Transfer his or her Interest to a member of such Member's immediate family or to a trust of which only members of such immediate family are the beneficiaries.

        (c)  A transferee of an Interest who has complied with the foregoing requirements shall be admitted as a Member with respect to the Interest so transferred. A purported Transfer in violation of the provisions of this Article 8 shall be void and, except for the right of the Company to obtain damages against the person purporting to Transfer such Interest, shall be void and without effect.

ARTICLE 9

ADDITIONAL MEMBERS

        SECTION 9.1    Admission of Additional Members.

        (a)  Subsequent to the date hereof, the Managing Member may cause the Company to admit one or more persons as a Member, in which event the Company shall issue an Interest to such person on such terms and conditions as the Managing Member may determine in its reasonable discretion and consistent with the terms of this Agreement, and such Person shall thereupon be admitted as a Member.

        (b)  Concurrently with the admission of any additional or substitute Member, the Managing Member shall forthwith cause any necessary papers to be filed and recorded and notice to be given wherever and to the extent required showing the substitution of such transferee as a substitute Member in place of the transferor Member, or the admission of an additional Member. The admission of any person as an additional or substitute Member shall be conditioned upon such person's written acceptance and adoption of all the terms and provisions of this Agreement.

        (c)  The Managing Member may amend this Agreement, without the consent of any other Member, to reflect the terms of admission of any additional Member admitted in accordance with this Section and in a manner consistent with the terms of this Agreement and the economic agreement of the parties.

ARTICLE 10

MISCELLANEOUS

        SECTION 10.1    Arbitration.    To the fullest extent permitted by law, any dispute, controversy or claim arising out of or relating to this Agreement or to the Company's affairs or the rights or interests of the Members or the breach or alleged breach of this Agreement (including without limitation the manner of making all determinations, valuations, calculations, allocations, distributions, votes of securities and other matters of judgment) whether arising during the Company term or at or after its termination or during or after the liquidation of the Company, shall be settled by arbitration in Sioux Falls, South Dakota (or, if applicable law requires some other forum, then such other forum) in accordance with the rules then obtaining of the American Arbitration Association. If the parties to any such controversy are unable to agree upon a neutral arbitration or arbitrators, then an arbitrator shall be appointed in accordance with such rules. The parties consent to the nonexclusive jurisdiction of the United States District Court for the District of South Dakota, for all purposes in connection with any such arbitration. The parties agree that any process or notice of motion or other application to either of such courts, and any paper in connection with any such arbitration, may be served by certified mail, return receipt requested, or by personal service or in such other manner as may be permissible under the rules of the applicable court or arbitration tribunal, provided a reasonable time for appearance is allowed. All costs of any such arbitration shall be paid by the Company.

        SECTION 10.2    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. In particular, the Company is formed pursuant to the LLC Act, and the rights and liabilities of the Members shall be as provided therein, except as herein otherwise expressly provided.

        SECTION 10.3    Successors and Assigns.    This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

        SECTION 10.4    Confidentiality.    By executing this Agreement, each Member expressly agrees, at all times during the term of the Company and thereafter and whether or not at the time a Member of the Company, unless otherwise agreed in writing by the Managing Member, to maintain the confidentiality of, and not to disclose to any person, any material information relating to the business, financial results, clients or affairs of the Company that shall not be generally known to the public, except (a) to such Member's professional advisers, (b) as required for any arbitration proceeding pursuant to Section 10.1 or as required by law, by rule or regulation having the force of law, by any regulatory or self-regulatory organization having jurisdiction or by process of law or (c) as is reasonably necessary in the course of conduct of the business of the Company by such Member. The provisions of this Section 10.4 shall survive the dissolution of the Company.

        SECTION 10.5    Notices.    Whenever notice is required or permitted by this Agreement to be given, such notice shall be in writing (including cable, telex, facsimile or similar writing) and shall be given to any Member at his or its address or telex or facsimile number shown in the Company's books and records. Each such notice shall be effective (i) if given by telex or facsimile, upon electronic confirmation of receipt and (ii) if given by any other means, when delivered to and receipted for at the address of such Member, as the case may be, specified as aforesaid.

        SECTION 10.6    Counterparts.    This Agreement may be executed in any number of counterparts, all of which together shall constitute a single instrument.

        SECTION 10.7    Entire Agreement.    This Agreement and the Exhibits hereto embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. Except as expressly provided herein, this Agreement and such other agreements supersede all prior agreements and understandings between the parties with respect to such subject matter. This Agreement does not create any right of employment on the part of any Member, and no Member shall have any right, implied or otherwise, to be paid any amount hereunder except as expressly provided for herein.

        SECTION 10.8    Amendments.    Except as required by law or as otherwise set forth herein, this Agreement may be amended or modified only with the consent of the Managing Member and the Approval of the Non-Managing Members.

        SECTION 10.9    Titles.    Section titles are for descriptive purposes only and shall not control or alter the meaning of this Agreement as set forth in the text hereof.

        SECTION 10.10    Power of Attorney.

        (a)  By executing this Agreement, each Member hereby grants to the Managing Member a special power of attorney, making, constituting and appointing the Managing Member as such Member's true and lawful attorney-in-fact, with power and authority to act in his or her name and on his or her behalf to make, execute, acknowledge and swear to the execution, acknowledgment and filing or recording of any instrument or other document which may be necessary or advisable to carry out the terms and provisions of this Agreement or required to effect the continuation of the Company, the admission of an additional or substituted Member, or the dissolution and termination of the Company (provided such continuation, admission or dissolution and termination are in accordance with the terms of this Agreement).

        (b)  The special power of attorney being granted hereby by each Member (A) is a special power of attorney coupled with an interest, is irrevocable, and shall survive the death or legal incapacity of the granting Member, (B) may be exercised by any duly authorized officer of the Managing Member signing individually for each Member or for all Members executing any particular instrument, and (C) shall survive an assignment by any Member of such Member's Interest in the Company.

        SECTION 10.11    Severability.    Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties shall endeavor in good faith negotiations to replace any such prohibited or unenforceable provision with one or more provisions that faithfully reflect the original economic intent of the parties as manifested in the unenforceable provisions.

        SECTION 10.12    Effective Date.    This Agreement shall be legally binding and effective from the date first set forth above.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

MANAGING MEMBER

NORTHWESTERN GROWTH CORPORATION, a South Dakota corporation
By	/s/ DANIEL K. NEWELL Daniel K. Newell, Managing Director and Chief Executive Officer
NON-MANAGING MEMBERS
Name:	/s/ MERLE D. LEWIS Merle D. Lewis
Name:	/s/ RICHARD R. HYLLAND Richard R. Hylland
Name:	/s/ DANIEL K. NEWELL Daniel K. Newell
Name:	/s/ ERIC R. JACOBSEN Eric R. Jacobsen
Name:	/s/ G. MARK MICKELSON G. Mark Mickelson
Name:	/s/ CHRISTOPHER J. YOUNGER Christopher J. Younger
Name:	/s/ GREGORY COX Gregory Cox
Name:	/s/ DANIEL L. RAUSCH Daniel L. Rausch
Name:	/s/ KIPP ORME Kipp Orme
Name:	/s/ MICHAEL L. NIEMAN Michael L. Nieman
Name:	/s/ MARK A. LUECKE Mark A. Luecke

SCHEDULE 1

Description of Managing Member's Capital Contribution

        The Managing Member, as of the date hereof, has contributed to the Company an aggregate of 150,000 shares of the common stock, $.001 par value per share, of NorthWestern Capital, which contribution consists of 75,000 shares of a class of common stock designated as "NorthWestern Capital Common Stock" ("Asset One Stock"), 37,500 shares of a class of common stock designated as "Blue Dot Group Common Stock" ("Asset Two Stock") and 37,500 shares of a class of common stock designated as "Exp@nets Group Common Stock ("Asset Three Stock" and, together with Asset One Stock and Asset Two Stock and any other stock transferred at a future date, "Stock").

SCHEDULE 2

Names and Addresses of
Members of the Company

Name	Address
MANAGING MEMBER:
NorthWestern Growth Corporation Attn: President
NON-MANAGING MEMBERS

SCHEDULE 3

Capital Contribution and Capital Account Balance
of the Members of the Company

Name	Capital Contribution	Initial Capital Account Balance
Managing Member:
NorthWestern Growth Corporation
Non-Managing Members:

EXHIBIT A

Allocating the Acquisition Return Component
of Targeted Capital Account

        The Acquisition Return Component of each Member's Targeted Capital Account shall be credited with their share of the appreciation (if any) in the Fair Market Value of an Interest attributable to the "Acquisition Return" realized from each acquisition or investment ("Acquisition"). There shall be a separate Acquisition Return Component maintained for each Investment Strategy and determinations with respect to Acquisitions within one Investment Strategy shall not affect the determinations with respect to any other Investment Strategy.

        The Acquisition Return Component of the Member's Targeted Capital Account shall equal the following percentage(s) of the appreciation (if any) in the Fair Market Value realized from each acquisition as measured by the actual performance of the Acquisition transactions.

Member	Acquisition Return Percentage

EXHIBIT B

Allocating the Annual Appreciation Component
of Targeted Capital Accounts

        The Annual Appreciation Component of each Member's Targeted Capital Account shall be credited with their share of the annual appreciation (if any) in the Fair Market Value of an Interest realized from increases in value attributable to the improved economic performance of investment strategies and businesses for the relevant period (without reference to determinations made with respect to prior periods) as measured by increases or loss (if any) in the annual after-tax investment returns of such investments and businesses.

        The Annual Appreciation Component of each Member's Targeted Capital Account shall be credited with an amount equal to the percentage set forth below of the Total Improved Return Amount.

Private Equity Value as a Percent of Total Improved Return Amount
Strategy	Preferred Stock Rate to 10%	10-13%	13+% Return
Non-Propane/Propane
New Strategies (post 1/1/99)

EXHIBIT C

Allocating the Equity Ownership Component
of Targeted Capital Accounts

        The Equity Ownership Component of each Member's Targeted Capital Account shall be credited with their share as set forth below of the "improved equity value" (if any) of each acquisition and/or investment strategy or portfolio entity ("Investment Strategy") entered into or made or acquired by or on behalf of NGC or any affiliate. There shall be a separate Equity Ownership Component maintained for each Investment Strategy and determinations with respect to one Investment Strategy shall not affect the determinations with respect to any other Investment Strategy.

        The Equity Ownership Component of each Member's Targeted Capital Account shall be credited with an amount equal to the percentage set forth below of the "Improved Equity Value" of each Investment Strategy as of the Liquidity Date.

Percent of Improved Return Amount
Investment Strategy	NorthWestern Benchmark Date (NDB)(1)	PSIR to 10%	10-13%	13+% Return
Propane (CornerStone)
Blue Dot
Exp@nets
New Strategies (From 9/30/99 to 3/31/00)

Note: (1)	The NorthWestern Benchmark Date (NBD) shall be the later of (i) the Approval Date (which is the earlier of the date on which the strategic decision to enter into the particular industry segment was made by the NorthWestern or NGC Board of Directors, as the case may be, or the date of the closing of the original acquisition or investment in such industry segment) or (ii) the date the Member first became entitled to participate in the improved equity value of such Investment Strategy.

QuickLinks

  Exhibit 10.1(r)
NORTHWESTERN CAPITAL PARTNERS LLC LIMITED LIABILITY COMPANY AGREEMENT
W I T N E S S E T H
ARTICLE 1 DEFINITIONS
ARTICLE 2 GENERAL PROVISIONS
ARTICLE 3 MANAGEMENT AND OPERATION OF THE COMPANY
ARTICLE 4 DISTRIBUTIONS
ARTICLE 5 CAPITAL CONTRIBUTIONS; ALLOCATIONS; EXPENSES
ARTICLE 6 ACCOUNTING MATTERS; TAX MATTERS
ARTICLE 7 DISSOLUTION
ARTICLE 8 TRANSFER OF MEMBERS' INTERESTS
ARTICLE 9 ADDITIONAL MEMBERS
ARTICLE 10 MISCELLANEOUS
  SCHEDULE 1
Description of Managing Member's Capital Contribution
  SCHEDULE 2
Names and Addresses of Members of the Company
  SCHEDULE 3
Capital Contribution and Capital Account Balance of the Members of the Company
  EXHIBIT A
Allocating the Acquisition Return Component of Targeted Capital Account
  EXHIBIT B
Allocating the Annual Appreciation Component of Targeted Capital Accounts
  EXHIBIT C
Allocating the Equity Ownership Component of Targeted Capital Accounts